EXHIBIT (10)(n)
                               PAUL HARRIS STORES, INC.
                        1996 STOCK OPTION AND INCENTIVE PLAN

FIRST AMENDMENT


     This Paul Harris Stores, Inc. 1996 Stock Option and Incentive Plan (the "Plan") is hereby amended as follows:

     1. The definition of "Award" in Section 2 of the Plan is amended to read:

          "Award" - means the grant by the Committee of Incentive Stock Options, Non-Qualified Stock Options, SARs, Restricted Stock, Performance Shares, or any combination thereof as provided in the Plan.

     2.   The following new definitions are added to Section 2 of the Plan:


          "Performance Cycle" -- means the period of time, designated by the Committee, over which Performance Shares may be earned.

          "Performance Shares" -- means Shares awarded pursuant to Section 9A of the Plan upon the attainment or other satisfaction of performance goals within the Performance Cycle.

     3.   Section 5(a) of the Plan is amended to read as follows:

          (a) The maximum number of Shares with respect to which Awards may be made under the Plan is 1,000,000 Shares. The Shares with respect to which Awards may be made under the Plan may either be authorized and unissued shares or unissued shares heretofore or hereafter reacquired and held as treasury shares. Any Award which terminates or is surrendered for cancellation or with respect to Restricted Stock or Performance Shares which is forfeited (so long as any cash dividends paid on such Shares are also forfeited), may be subject to new Awards under the Plan with respect to the number of Shares as to which such termination or forfeiture has occurred.

     4.   The following new Section 9A is added to the Plan:

          9A.    PERFORMANCE SHARES.  The Committee, in its sole discretion, may from time to time authorize the grant of Performance Shares upon the achievement of performance goals (which may be cumulative and/or alternative) as may be established, in writing, by the Committee based on any one or any combination of the following business criteria: (a) earnings per Share; (b) return on equity; (c) return on assets; (d) comparable store sales; (e) sales volume; (f) total sales; (g) operating income; (h) Market Value per Share; (i) costs; (j) market shares; (k) total annual return to shareholders; (l) total sales volume; (m) net income; or (n) earnings before interest, taxes, depreciation and amortization. At the time as it is certified, in writing, by the Committee that the performance goals established by the Committee have been attained or otherwise satisfied within the Performance Cycle, the Committee shall authorize the payment of cash in lieu of Performance Shares or the issuance of Performance Shares registered in the name of the Participant, or a combination of cash and Shares. The grant of an Award of Performance Shares shall be evidenced by an award agreement containing the terms and conditions of the Award as determined by the Committee. To the extent required under Code
Section 162(m), the business criteria under which performance goals are determined by the Committee shall be resubmitted to shareholders for reapproval no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved this Section.

            If the Participant ceases Continuous Service before the end of a Performance Cycle for any reason other than retirement, disability, or death, the Participant shall forfeit all rights with respect to any Performance Shares that have not been earned as of the date the Participant ceases Continuous Service. The Committee, in its sole discretion, may establish guidelines providing that if a Participant ceases Continuous Service before the end of a Performance Cycle by reason of retirement, disability, death, or Change in Control, the Participant shall be entitled to a prorated payment with respect to any Performance Shares that have not been earned as of the date the Participant ceases Continuous Service. The Participant shall be entitled to receive any Performance Shares earned as of the date the Participant ceases Continuous Service if the performance goals, as established by the Committee, have been attained or otherwise satisfied within the Performance Cycle.

            Performance Shares granted under this Section 9A of the Plan shall be treated the same as Shares of Restricted Stock for purposes of Section 12(b) of the Plan.

     5. Except as expressly amended, the provisions of the Plan shall remain in full force and effect.

     6. This Amendment shall be effective immediately upon approval by the Company's Board. However, any Award of Performance Shares granted pursuant to
Section 9A is expressly conditioned upon the approval and adoption of this Amendment by the shareholders at the 1998 annual meeting of shareholders or thereafter.

                                          Adopted by the Board
                                          this 1st day of April, 1998


                                          Approved by the Shareholders
                                          this 21st day of May, 1998